Exhibit 99.1

FOR IMMEDIATE RELEASE: April 23, 2008

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation

(541) 681-8029

craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports First Quarter Results

COBURG, OREGON – April 23, 2008 – Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported results for the first quarter ended March 29, 2008.

First quarter 2008 revenues were $252.4 million, compared to $322.2 million in revenues for the first quarter of 2007. First quarter 2008 gross profit was $15.8 million, compared to $36.0 million a year ago. Operating loss for the first quarter of 2008 was $12.8 million, compared to operating income of $3.6 million for the first quarter of 2007. Net loss for the first quarter of 2008 was $8.5 million, compared to $1.5 million net income a year ago. For the first quarter of 2008, diluted loss per share was $0.28 versus earnings per share of $0.05 for the same period last year.

“Plummeting consumer confidence, driving consumers to delay their purchases of new RVs, and a difficult consumer lending environment, directly impacted Monaco Coach Corporation’s first quarter results and sales industry-wide,” said Kay Toolson, Chairman and Chief Executive Officer. “In spite of the reduction in demand we experienced during the first quarter, we are pleased to report that our market share was up 8.5% for the first two months of 2008, the same period for which Statistical Surveys, Inc. reported the overall motorhome market was down 20.6%.”

“As we have proven during prior market downturns, we feel confident that we can make, and are making, the required changes to return the Company to profitability. In this regard, we have made good progress in several areas in recent quarters. These improvements were overshadowed by the lower-than-expected sales volume that has affected our entire industry during the first quarter and by several expense categories that were higher than expected, including discounts, benefit costs, warranty and settlement,” added Toolson.

“We are committed to adjusting our business in order to operate profitably under today’s market conditions. This will require changes such as a further reduction in production output, which has been ongoing, as well as reductions in our personnel across the Company. We will also continue to drive down manufacturing costs through purchasing initiatives and projects designed to further improve our manufacturing plant utilization rates. Looking forward we believe that the changes we are making are prudent and necessary, will make our Company stronger and position us to react quickly when the market improves.”

“We have always maintained that the RV business is product driven, and we have always worked very hard to be on the leading edge of new product offerings. This year will be no different,” Toolson noted. “Our product development pipeline is strong and includes a Class C unit built on the Sprinter chassis, which will be ready for our dealer meeting in June, a Super-C model that will be available in the fall and additional models under development. We remain aggressive in pursuing innovative, fuel-efficient, less expensive new models that will primarily be incremental business. Changes introduced across the 2009 model line-up, we believe, will help us continue market share gains.”

Gross profit margin for the Company decreased in the first quarter of 2008 to 6.3% of sales, compared to 11.2% in the first quarter of 2007. John Nepute, President of Monaco Coach Corporation, stated, “The changes we made to our business model in 2007 had us well positioned for a flat or modestly declining 2008 market. However, it now appears likely that the Class A market decline will be more significant than originally anticipated, and Class A retail sales are expected to decline for the fourth straight year.”

“When the normal first quarter pick-up in demand did not occur, we responded by reducing our levels of production which influenced our ability to absorb indirect costs. In addition, we also saw higher costs related to product mix, health care costs and warranty expenses during the quarter. Due to the hard work of our operational team, we were successful at managing the direct labor costs at our plants. Notwithstanding the lower volumes, our production lines are running very efficiently, and our model-change process is on track.”

Nepute concluded, “We were encouraged by the level of units we were able to sell during the quarter, in spite of the market, although the level of discounting was higher than forecasted. Finished goods inventory grew modestly compared to the end of the year. We anticipate the adjustment in our production levels will result in a greater backlog which will help reduce the level of discounting going forward. The Company will also continue to work with our dealer partners to provide targeted retail promotions that will attract customers to their lots and help stimulate both our motorized and towable unit sales.”

For the first quarter of 2008, selling, general and administrative expenses were $28.6 million, down 11.5% compared to $32.4 million for the first quarter of 2007. Marty Daley, Chief Financial Officer, stated, “We are pleased that overall selling, general and administrative expenses were down this quarter compared to the first quarter last year. The reduction was the result of a decline in the amount paid out under our franchise program, an elimination of management bonus accrual and declining miscellaneous expenses, partially offset by increases in settlement and personnel costs. We will implement cost savings measures in the second quarter that will generate additional reductions in selling, general and administrative expenses.”

Daley continued, “At the end of the quarter, our line of credit balance was $31.6 million and cash balance was $8.1 million. Our balance sheet remains solid and provides the Company with the flexibility to adjust and weather this type of market.”

Motorized Recreational Vehicle Segment

Motorized sales in the first quarter of 2008 decreased 20.7% from $245.5 million in the first quarter of 2007 to $194.7 million. The overall mix shifted to lower priced Class A gas and Class C models, and unit sales for these two classes were up 32.3% and 10.0%, respectively. The segment gross profit for the first quarter of 2008 was $11.8 million, compared to $26.5 million for the first quarter of 2007. The operating loss for the period was $8.6 million.

Unit sales of the Motorized RV Segment for the quarter totaled 1,200, down 17.8% from 1,460 units for the prior year period. Class A diesel units shipped were 773 versus 1,112, while Class A gas units shipped increased to 262 versus 198, and Class C units shipped were 165 versus 150.

Towable Recreational Vehicle Segment

The Company reported towable sales of $55.2 million for the first quarter of 2008, compared to sales of $69.5 million for the first quarter of 2007. Travel trailer and fifth-wheel registrations for the overall market, according to Statistical Surveys, Inc., reported a year-to-date decline of 8.7% through February 2008.

Gross margin for the first quarter of 2008 was $2.7 million, or 5.0% of sales, compared to $4.7 million, or 6.8% of sales for the first quarter of 2007. Lower gross margin was the result of discounting, sales volumes, and higher labor and warranty expenses partially offset by a reduction in material costs. Selling, general and administrative expenses including corporate overhead were $6.2 million, compared to $6.4 million for the first quarter of 2007. Operating loss was $3.5 million for the first quarter of 2008, compared to $1.6 million for the first quarter of last year.

For the first quarter of 2008, towable unit sales were 3,643 units, down from 4,289 units for the same period a year ago.

Motorhome Resorts Segment

Resort sales for the first quarter of 2008 were $2.4 million, down from $7.2 million in the first quarter of 2007. The reduction in lots sales was the result of limited available inventory for sale and the lackluster real estate markets. In the first quarter of 2008, the Company sold 11 lots. Currently 51 lots are available for sale in Indio, California and Las Vegas, Nevada. Operating loss for the segment was $747,000.

The Company has purchased additional land in Bay Harbor, Michigan, and this resort will consist of approximately 130 lots, which should be available for sale in the third quarter of 2008. The Naples, Florida resort has encountered some project delays and should have lots available for sale late in the third quarter. The La Quinta, California development has also been delayed.

2008 Business Outlook

“Forcasting motorized sales is extremely difficult in this time of economic uncertainty and therefore we expect that the motorized market will continue to be challenging in terms of wholesale demand during the coming months. On the towable side of the business there has been some improvement in our towable orders and it appears we have reached a production level which now matches demand,” said Daley. “Given these market drivers, and with the additional cost savings initiatives that we are beginning to implement, we anticipate reducing our loss to between $0.15 and $0.20 per share in the second quarter.”

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time, Wednesday, April 23, 2008. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. The Company maintains RV service centers in Harrisburg, Oregon, Elkhart, Indiana and Wildwood, Florida and operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s belief that it can make the required changes to return to profitability, its expectations of further cost reductions in the second quarter, the expected timing and number of resort lots available for sale, the “2008 Business Outlook” section regarding anticipated results for the second quarter, expected capital expenditures and tax rate for 2008 are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including the Company’s inability to make timely and sufficient cost reductions, continued declines in the wholesale and retail markets for recreational vehicles, consumers’ preference for certain models and resort lots, delays in obtaining required regulatory approvals for lot sales, a decline in consumer confidence, an increase in interest rates affecting retail and wholesale financing, continued increases in the price of fuel or its availability, inability to make planned capital expenditures, tax rate changes or treatments and a downturn in the equity markets. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2007, and the 2007 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

(Tables to follow)

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share and per share data)

	December 29, 2007	March 29, 2008
		(unaudited)
ASSETS
Current assets:
Cash	$6,282	$8,081
Trade receivables, net	88,170	72,570
Inventories, net	158,236	161,191
Resort lot inventory	8,838	17,010
Prepaid expenses	5,142	4,336
Income taxes receivable	0	5,018
Debt issuance costs, net	0	423
Deferred income taxes	37,608	36,446
Total current assets	304,276	305,075

Property, plant, and equipment, net	144,291	141,368
Land held for development	24,321	19,136
Investment in joint venture	4,059	4,184
Debt issuance costs, net	498	0
Goodwill	86,323	86,323

Total assets	$563,768	$556,086

LIABILITIES
Current liabilities:
Book overdraft	$1,601	$2,402
Current portion of long-term debt	5,714	27,643
Line of credit	0	31,592
Income taxes payable	3,726	0
Accounts payable	82,833	68,405
Product liability reserve	14,625	15,489
Product warranty reserve	35,171	34,252
Accrued expenses and other liabilities	48,609	38,915
Total current liabilities	192,279	218,698

Long-term debt, less current portion	23,357	0
Deferred income taxes	21,506	21,556
Deferred revenue	683	633
Total liabilities	237,825	240,887

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,989,534 and 29,814,141 issued and outstanding, respectively	300	298
Additional paid-in capital	69,514	71,112
Retained earnings	256,129	243,789
Total stockholders’ equity	325,943	315,199

Total liabilities and stockholders’ equity	$563,768	$556,086

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: in thousands of dollars, except share and per share data)

	Quarter Ended
	March 31, 2007	March 29, 2008

Net sales	$322,244	$252,377
Cost of sales	286,248	236,571
Gross profit	35,996	15,806

Selling, general, and administrative expenses	32,358	28,636
Operating income (loss)	3,638	(12,830)

Other income, net	113	87
Interest expense	(967)	(725)
Income (loss) from investment in joint venture	(278)	126
Income (loss) before income taxes	2,506	(13,342)

Provision for (benefit from) income taxes	1,007	(4,885)
Net income (loss)	$1,499	$(8,457)

Earnings (loss) per common share:
Basic	$0.05	$(0.28)
Diluted	$0.05	$(0.28)

Weighted-average common shares outstanding:
Basic	29,829,697	29,746,479
Diluted	30,405,671	30,127,263

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: in thousands of dollars)

	Quarter Ended
	March 31, 2007	March 29, 2008
Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$1,499	$(8,457)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) on sale of assets	(113)	164
Depreciation and amortization	3,537	3,457
Deferred income taxes	(2,223)	1,212
Stock-based compensation expense	1,826	2,098
Net income from equity investment	0	(126)
Changes in working capital accounts:
Trade receivables, net	(6,811)	15,600
Inventories	(2,134)	(2,955)
Resort lot inventory	1,214	(150)
Prepaid expenses	361	806
Land held for development	0	(2,836)
Accounts payable	35,345	(14,428)
Product liability reserve	745	864
Product warranty reserve	743	(919)
Income taxes receivable	9,458	(8,744)
Accrued expenses and other liabilities	3,019	(9,702)
Deferred revenue	(50)	(50)
Discontinued operations	(10)	0
Net cash provided by (used in) operating activities	46,406	(24,166)

Cash flows from investing activities:
Additions to property, plant, and equipment	(1,770)	(637)
Investment in joint venture	(88)	0
Proceeds from sale of assets	505	11
Net cash used in investing activities	(1,353)	(626)

Cash flows from financing activities:
Book overdraft	(16,626)	801
Advance (payments) on lines of credit, net	(2,036)	31,592
Payments on long-term notes payable	(1,428)	(1,428)
Debt issuance costs	(193)	(8)
Dividends paid	(1,791)	(1,810)
Issuance of common stock	927	625
Repurchase of common stock	0	(2,829)
Tax effect of stock-based award activity	136	(352)
Net cash provided by (used in) financing activities	(21,011)	26,591

Net change in cash	24,042	1,799
Cash at beginning of period	4,984	6,282

Cash at end of period	$29,026	$8,081

Monaco Coach Corporation

Segment Reporting

(Unaudited: in thousands of dollars, except average gross wholesale price)

Results of Consolidated Operations

	Quarter Ended March 31, 2007	% of Sales	Quarter Ended March 29, 2008	% of Sales
Net sales	$322,244	100.00%	$252,377	100.00%
Cost of sales	286,248	88.83%	236,571	93.74%
Gross profit	35,996	11.17%	15,806	6.26%

Selling, general and administrative expenses	32,358	10.04%	28,636	11.35%

Operating income (loss)	3,638	1.13%	(12,830)	-5.08%

Other income and interest expense	1,132	0.35%	512	0.20%
Income (loss) before income taxes	2,506	0.78%	(13,342)	-5.29%

Income tax provision (benefit)	1,007	0.31%	(4,885)	-1.94%

Net income (loss)	$1,499	0.47%	$(8,457)	-3.35%

Depreciation and amortization	$3,537		$3,457
Capital expenditures	$1,770		$637
Raw materials inventory	$76,722		$71,346
WIP inventory	$53,364		$54,364
Finished goods inventory	$23,859		$35,481

Total capital expenditures for 2008 are expected to be $7 to $8 million.
Tax rate for 2008 is expected to be between 36% and 38%.

Motorized Recreational Vehicle Segment

	Quarter Ended March 31, 2007	% of Sales	Quarter Ended March 29, 2008	% of Sales
Net sales	$245,548	100.00%	$194,737	100.00%
Cost of sales	219,061	89.21%	182,914	93.93%
Gross profit	26,487	10.79%	11,823	6.07%

Selling, general and administrative expenses and corporate overhead	23,155	9.43%	20,443	10.50%
Operating income (loss)	$3,332	1.36%	$(8,620)	-4.43%

Units Sold
Class A Diesel	1,112		773
Class A Gas	198		262
Class C	150		165
Total	1,460		1,200

Average Gross Wholesale Price
Class A Diesel	$198,780		$211,495
Class A Gas	$78,662		$82,286
Class C	$53,040		$58,067

Internal Retail Registrations
Class A Diesel	1,076		775
Class A Gas	262		215
Class C	73		101
Total	1,411		1,091

Additional Information*
Backlog units			459
Backlog value			$65,760
Dealer inventory (units)			3,545
Number of production lines			5
Capacity utilization			57%
Number of independent distribution points **			348

* As of 3/29/2008

** Includes Canadian Dealers

Towable Recreational Vehicle Segment

	Quarter Ended March 31, 2007	% of Sales	Quarter Ended March 29, 2008	% of Sales
Net sales	$69,480	100.00%	$55,208	100.00%
Cost of sales	64,753	93.20%	52,471	95.04%
Gross profit	4,727	6.80%	2,737	4.96%

Selling, general and administrative expenses and corporate overhead	6,372	9.17%	6,200	11.23%
Operating loss	$(1,645)	-2.37%	$(3,463)	-6.27%

Units Sold
Travel trailer and fifth-wheel	3,259		2,689
Specialty trailer	1,030		954
Total	4,289		3,643

Average Gross Wholesale Price
Travel trailer and fifth-wheel	$20,535		$19,391
Specialty trailer	$8,953		$10,546

Additional Information: Travel Trailer and Fifth-Wheel*
Backlog units			1,440
Backlog value			$26,928
Number of production lines			7
Capacity utilization			43%
Number of independent distribution points			602

* As of 3/29/2008

Motorhome Resorts Segment

	Quarter Ended March 31, 2007	% of Sales	Quarter Ended March 29, 2008	% of Sales
Net sales	$7,216	100.00%	$2,432	100.00%
Cost of sales	2,434	33.73%	1,186	48.77%
Gross profit	4,782	66.27%	1,246	51.23%

Selling, general and administrative expenses and corporate overhead	2,831	39.23%	1,993	81.95%
Operating income (loss)	$1,951	27.04%	$(747)	-30.72%

Lots sold in period	29		11
Unsold developed lots	89		51
Project-to-date lots sold	718		756
Lots with deposits	19		1

Resort Locations:

Las Vegas, NV

Total lots in resort are 407, all of which have been developed.

Indio, CA

Total lots in resort are 400, all of which have been developed.

La Quinta, CA

Total expected lots in resort are 400, timeline to be established.

Naples, FL

Total expected lots in resort are 184, some of which will be available to sell third quarter of 2008.

Bay Harbor, MI

Total expected lots in resort are 130, some of which will be available to sell third quarter of 2008.